UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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TEREX CORPORATION
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Commencing April 17, 2014, Terex Corporation sent the following communication to certain stockholders
Date        April 17, 2014
RE            Terex Corporation (“Terex”) 2014 Proxy Statement
____________________________________________________________________________________________
In an effort to assist your review of Terex’s 2014 Proxy Statement, Terex would like to call the following information to your attention.

Terex’s executive compensation programs are based on the following core principles: (i) achieve a balance between short-term and long-term compensation and be competitive with peers; (ii) align executive pay with company and stockholder performance; (iii) foster an ownership culture through the use of equity awards in order to align the interests of executives and stockholders; and (iv) address the volatility and cyclicality of Terex’s business and industry.

Terex has embraced the spirit of stockholder engagement contained in Dodd-Frank by attempting to engage all of its stockholders on its executive compensation practices and not simply hold a “Say-on-Pay” vote. Each year for the past four years, Terex has held a stockholder forum (live and via the Internet) on compensation matters prior to its annual meeting of stockholders giving all stockholders the ability to ask questions of the Compensation Committee’s chairperson and provide feedback on Terex’s executive compensation program. Each year for the past three years, in an effort to better understand the thoughts of Terex’s stockholders, the Compensation Committee Chairman has met with between five and seven of Terex’s largest stockholders to discuss Terex’s executive compensation program. Terex will be hosting a stockholder forum on compensation again this year prior to its annual meeting in a further effort to engage with its stockholders on compensation matters.

The paragraph above and the bullet points below demonstrate the Compensation Committee’s commitment to the compensation program’s core principles. Key highlights include the following:

✓
Terex’s total stockholder return in 2013 was approximately 50% (ranked at the 75th percentile in the Benchmark Companies (as defined in Terex’s Proxy)), however the total compensation of Mr. DeFeo as reflected in the Summary Compensation Table on page 33 of Terex’s Proxy decreased approximately 69% in 2013 versus 2012.

✓
Strong correlation between the Company’s after-tax return on invested capital (“ROIC”) and the compensation paid or provided to Mr. DeFeo during the last three fiscal years. (see page 21 of Terex’s Proxy to see the strong correlation)

✓
Strong correlation between the Company’s total stockholder return and the total realized compensation of Mr. DeFeo during the last three fiscal years. (see page 22 of Terex’s Proxy to see the strong correlation)

✓	Earnings per share for Terex increased over 160% in 2013 versus 2012 (over 40% on an adjusted basis).

✓	Terex’s ROIC increased to 8.1% in 2013 versus 6.9% in 2012, a 17% year-over-year increase.

✓
While Terex’s performance in 2013, as described above, was an improvement over 2012 results, the 2013 operating results were below Terex’s expectations and as a result the bonus payouts to the named executive officers for 2013 were approximately 65% of target.

✓	The long-term compensation awards granted in 2013 to the named executive officers were granted predominantly in the Company’s equity and the majority was performance-based.

✓	The performance orientation of the executive compensation program and the rigor of the performance goals set by the Compensation Committee can be clearly seen by the following:

✓
Approximately $1.0 million in stock awards granted in 2011, 2012 and 2013 were forfeited in 2014 by Mr. DeFeo and approximately $0.6 million in stock awards granted in 2011, 2012 and 2013 were forfeited in 2014 by the other Named Executive Officers as a result of the Company’s failure to achieve performance targets set by the Compensation Committee.

✓	Since the beginning of 2011, Mr. DeFeo has forfeited a total of $8.8 million in stock awards as a result of the Company’s failure to achieve performance targets set by the Compensation Committee.

Terex Corporation 200 Nyala Farm Road Westport, CT 06880 USA TEL +1 203 222 7170 FAX +1 203 222 7976 www.terex.com